Exhibit 4.13

Dentons Europe Oleszczuk sp. k. Rondo ONZ 1 00-124 Warsaw Poland T +48 22 242 52 52 F +48 22 242 52 42	Salans FMC SNR Denton dentons.com

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

by and between

BANK ZACHODNI WBK S.A.

as Lender

and

ZGORZELEC PLAZA SP. Z O. O.

as Borrower

LESZNO PLAZA SP. Z O. O.

as Leszno Plaza

PLAZA CENTERS N.V.

as Ultimate Shareholder

PLAZA CENTERS ENTERPRISES B.V.

as Plaza Centers Enterprises

PLAZA CENTERS POLISH OPERATIONS B.V.

as Parent

Dentons is an international legal practice providing client services worldwide through its member firms and affiliates. Dentons Europe Oleszczuk sp. k. is registered by the Regional Court for the City of Warsaw, 12th Department of the National Court Register, Reg. No: 0000061089, VAT No.: PL 5252197565. Please see dentons.com for Legal Notices.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	4

2.	EXISTING FINANCIAL INDEBTEDNESS	10

3.	RESTRUCTURING	11

4.	ACCELERATION AND PAYMENTS	11

5.	ASSET DISPOSAL PLAN	13

6.	DISTRUBUTIONS	19

7.	ASSET COMMERCIALISATION AND MANAGEMENT OF THE PROPERTIES	19

8.	INTEREST	21

9.	INTEREST PERIODS	21

10.	FEES, COSTS AND EXPENSES	21

11.	REPRESENTATIONS	22

12.	EVENTS OF DEFAULT	24

13.	ASSIGNMENTS AND TRANSFERS BY THE LENDER	26

14.	CHANGES TO THE OBLIGORS	27

15.	DISCLOSURE OF INFORMATION	27

16.	NOTICES	27

17,	ENTRY INTO EFFECT	27

18.	PARTIAL INVALIDITY	29

19.	FINANCE DOCUMENTS AND RELATION TO THE FINANCE DOCUMENTS	29

20.	AMENDMENTS AND WAIVERS	29

21.	COUNTERPARTS	29

22.	GOVERNING LAW	29

23.	JURISDICTION	29

SCHEDULE 1 EXISTING SECURITY DOCUMENTS		30

SCHEDULE 2 OPERATIONAL COST BUDGET FOR 2016		32

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

THIS DEBT REPAYMENT AGREEMENT IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA (hereinafter referred to as the “Agreement”) is concluded in Warsaw on June 28, 2016, between:

(1)	BANK ZACHODNI WBK S.A., having its registered office in Wroclaw, at 9/11 Rynek, 50-950 Wroclaw, entered in the Register of Entrepreneurs of the National Court Register maintained by the District Court for Wroclaw-Fabryczna, VI Commercial Division of the National Court Register under number KRS 0000008723, having share capital in the amount of PLN 992,345,340 (fully paid-up), REGON 930041341, NIP 896-000-56-73 (hereinafter referred to as the “Lender”);

and

(2)	ZGORZELEC PLAZA SP. Z O.O., having its registered office in Warsaw, at Al. Jana Pawla II 23, 00-854 Warsaw, registered in the Register of Entrepreneurs of the National Court Register kept by the District Court for the capital city of Warsaw in Warsaw, XIII Commercial Department of the National Court Register, under the number KRS 0000191132, having share capital in the amount of PLN 50,000, REGON 357203927 and NIP 676-216-86-98 (hereinafter referred to as the “Borrower”);

and

(3)	LESZNO PLAZA SP. Z O.O., having its registered office in Warsaw, at Al. Jana Pawla ll 23, 00-854 Warsaw, registered in the Register of Entrepreneurs of the National Court Register kept by the District Court for the capital city of Warsaw in Warsaw, XIII Commercial Department of the National Court Register, under the number KRS 0000044860, having share capital in the amount of PLN 50,000, REGON 356271170 and NIP 676-218-42-66 (hereinafter referred to as the “Leszno Plaza”);

and

(4)	PLAZA CENTERS POLISH OPERATIONS B.V., having its registered office in Amsterdam, at Prins Hendrikkade 48 S, 1012AC Amsterdam, the Netherlands, registered in the trade register maintained by the Dutch Chambers of Commerce for Amsterdam under number 34300339 (hereinafter referred to as the “Parent”);

and

(5)	PLAZA CENTERS N.V., having its registered office in Amsterdam, at Prins Hendrikkade 48 S, 1012AC Amsterdam, the Netherlands, registered in the Chamber of Commerce for Amsterdam under number 33248324 (hereinafter referred to as the “Ultimate Shareholder”);

and

(6)	PLAZA CENTERS ENTERPRISES B.V., having its registered office in Amsterdam, at Amsterdam, at Reitlandpark 125, 1019DT Amsterdam, the Netherlands, registered in the Chamber of Commerce for Amsterdam under number 34281588 (hereinafter referred to as “Plaza Centers Enterprises”).

PREAMBLE:

(A)	WHEREAS, the Borrower and the Lender concluded the facility agreement no. KKWA0026/08 dated November 5, 2008, as amended by the annex no. 1 on July 2, 2009, annex no. 2 on September 29, 2011, annex no. 3 on November 9, 2011, annex no. 4 on December 1, 2011, annex no. 5 on December 23, 2011, annex no. 6 on January 23, 2012, annex no. 7 on March 16, 2012, annex no. 8 on August 2, 2012 and annex no. 9 dated January 30, 2013 (hereinafter referred to as the “Facility Agreement”), pursuant to which the Lender agreed to make available to the Borrower, on the terms and conditions set forth in the Facility Agreement, among others, the term facility divided into tranches, originally in the maximum amount up to EUR 35,089,000.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(B)	WHEREAS, on June 23, 2015 the Parties executed an indicate term sheet containing proposal for restructuring of Borrower’s obligations under the Finance Documents.

(C)	WHEREAS, the Parties agreed to restructure Borrower’s obligations under the Finance Documents in accordance with this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions

In each Finance Document:

“Account” has the meaning given to it in the Facility Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Appointed Shareholder” has the meaning given to it in Clause 5.4(a)(i) of this Agreement.

“Asset Disposal Plan” means the plan of disposal of the Properties containing time schedule of the sale of the Properties prepared by the Borrower and approved by the Lender prior to the Effective Date.

“Bank Guarantee Fund” means the Bank Guarantee Fund established and operating pursuant to the Bank Guarantee Fund Act of December 14, 1994 (Journal of Laws of 1995 No. 4, Item 18, as amended), in favour of which the Lender, as entity covered by the guarantee system, pays compulsory annual fees.

“Budget” means each property management budget for Zgorzelec Property for 2015 and 2016 year, for each individual year approved by the Lender subject to positive recommendation of the Budget Financial Monitor, which was expressed in the Knight Frank report dated December 18, 2015 in respect of 2015 and 2016 year. The Lender’s approval of the Budget will not be unreasonably withheld in case the Budget Financial Monitor’s recommendation is positive i.e. without any reservations, qualifications and/or recommendations regarding market related budget levels in similar retail schemes. In case of such reservations, qualifications and/or recommendations raised by the Budget Financial Monitor, the Lender approved the Budget as recommended by the Budget Financial Monitor, however, never higher than the annual budget drafted by the Borrower. The Operational Cost Budget for 2016 approved by the Lender and agreed with the Borrower as is attached hereto as Schedule 2.

“Budget Financial Monitor” means a reputable financial advisor appointed by the Lender and employed by the Borrower at its own cost to verify the Budget for each year once.

“Business Day” means a day (other than a Saturday or Sunday and day being a national holiday) on which banks are open for general business in Warsaw.

“Cash Sweep Date” means the last Business Day of each calendar month. “Cooperation Undertakings” means obligations of the Obligors to ensure that:

(a)	Leszno Deposit is fully and timely paid to the Leszno Escrow Account;

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(b)	Leszno Release Conditions are met as required under Clause 5.4(a), in particular the shares in the Borrower and the Subordinated Loans are sold to the Appointed Shareholder;

(c)	all necessary documents and information is promptly provided to the Appointed Shareholder and the Lender at request to support and facilitate acquisition by the Appointed Shareholder of the shares in the Borrower and the Subordinated Loans;

(d)	no new Event of Default has occurred after the date of this Agreement and is continuing.

“Confidential Information” means the identity of the Borrower and Leszno Plaza and information on their business, including the Properties and the Occupational Leases, the Finance Documents and any documents delivered to the Lender in connection or under the Finance Documents, including legal, technical, commercial and financial information and projections.

“Constitutional Documents” means in respect of any person, its certificate or deed of incorporation, certificate of incorporation on change of name, memorandum and articles of association, partnership agreement (including the extract from any commercial register relating to or having jurisdiction over a person) or other similar documents.

“Current Accounts” have the meaning given to them in the Facility Agreement.

“Developed Leszno Site” means the real property located in Leszno, at Przemyslowa st., consisting of developed plots of land nos. 1112, 1/3 and 1/4 for which the District Court in Leszno, VI Land and Mortgage Division maintains mortgage book PO1L/00025235/7.

“Effective Date” means the date on which the Lender notifies the Borrower that all conditions specified in Clause 17.2 (Conditions precedent) have been fulfilled.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Euro or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Quotation Day for the offering of deposits in EUR for a period of three months. In case the EURIBOR rate is negative (below zero), the percentage rate amounting equal zero will be applied instead of actual EURIBOR rate.

“Event of Default” means any event or circumstance specified as such in Clause 12 (Events of Default).

“Excess Cash” means all amounts standing on the Current Accounts and Rent Collection Accounts after payments to the Sinking Fund Accounts as required under this Agreement.

“Existing Financial Indebtedness” means all indebtedness of the Borrower towards the Lender under the Facility Agreement existing as of the date of this Agreement.

“Existing Security Documents” means the documents listed in Schedule 1 (Existing Security Documents).

“Facilities” means jointly ZP Facility and LS Facility.

“Facility Agreement” has the meaning given to it in the Preamble to this Agreement.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA.

“Finance Document” means each of:

(a)	the Finance Documents as defined in the Facility Agreement;

(b)	this Agreement; and

(c)	the Security Amendment Documents.

“General Account” means a PLN denominated renovation account of the Borrower no. 63 1090 1056 0000 0001 1024 4940 opened with the Account Bank.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Independent External Management Agent” means an external property managing agent appointed by the Lender at the cost of the Borrower to manage and operate Zgorzelec Property.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods).

“Investment Memorandum” means the professional investment memorandum concerning sale of Zgorzelec Property for minimum net sale price not less than EUR 15,000,000, prepared by the Borrower and approved by the Lender prior to the Effective Date.

“Legal Report” means report on the Existing Security Documents prepared by the Lender’s Legal Advisor.

“Lender’s Legal Advisor” means Dentons Europe Oleszczuk sp. k.

“Leszno Deposit” means the deposit in the amount of EUR 1,104,231.15 deposited by the Parent or its affiliate on Leszno Escrow Account as security for the Secured Obligations.

“Leszno Escrow Account” means bank account of Lender’s Legal Advisor acting as escrow agent for the purpose of keeping and releasing Leszno Deposit in accordance with Leszno Escrow Agreement.

“Leszno Escrow Agreement” means the agreement between Lender’s Legal Advisor as escrow agent, the Parent and the Lender, entered into on the date of this Agreement, setting out terms of depositing Leszno Deposit into, and releasing it from, Leszno Escrow Account.

“Leszno Release Conditions” has the meaning given to it in Clause 5.4(a) of this Agreement.

“Leszno Release Date” means the date on which the Lender confirms to the Borrower satisfaction of Leszno Release Conditions.

“Leszno Site” means jointly the Undeveloped Leszno Site and the Developed Leszno Site.

“Long Stop Date” means September 15, 2016.

“LS Facility” has the meaning given to it in Clause 2.1(b) (Outstanding amounts).

“LS Sinking Fund” has the meaning given to it in Clause 5.3(f)(ii) (Leszno Site)

“LS Sinking Fund Account” has the meaning given to it in Clause 5,3(g) (Leszno Site)

“Loan” means a loan made under Facility or the principal amount outstanding for the time being of that loan.

“Managing Agent” means EDMC Sp. z o. o.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

“Management Agreement” means a management agreement entered between the Borrower and the Managing Agent on March 1, 2010, providing for operating, leasing, reporting, controlling and maintenance services in connection with Zgorzelec Plaza.

“Margin” means 2.75% per annum.

“Obligor” means each of the Obligor as defined under the Facility Agreement and “Obligors” means all of them jointly.

“Occupational Lease” means any occupational lease entered into by the Borrower in connection with Zgorzelec Property where the occupational lease is fulfilling the requirements set forth in Clause 21.31 (Occupational Leases) of the Facility Agreement.

“Operating Costs” means, in respect of any period and without duplication, all costs and liabilities incurred or, as the case requires, to be incurred in the relevant period by the Borrower in connection with the operation, management, leasing, marketing, asset management, maintenance and repair of Zgorzelec Property including Taxes and:

(a)	in the case of any forecast calculations, capital expenditures and non-recoverable expenses; or

(b)	in the case of any calculations based on historic data, effectively incurred capital expenditures and non-recoverable expenses, but in each case, excluding any costs or liabilities which would otherwise constitute Operating Costs to the extent that:

(i)	the same arise in relation to any asset which is lost or damaged to the extent such costs or liabilities are discharged out of any insurance proceeds;

(ii)	they are directly payable by or reimbursable by any of the Occupational Lessees e.g. service charges; or

(iii)	they are directly paid by or otherwise reimbursed by any third party.

“Operational Cost Budget” means part of Budget dedicated to Operating Costs.

“Participating Member State” means any member state of the European Union that adopts or has adopted the EUR as its lawful currency in accordance with legislation of the European Union.

“Parent” means Plaza Centers Polish Operations B.V., a limited liability company with its registered office in the Netherlands at Prins Hendrikkade 48 S, 1012AC Amsterdam,

“Party” means a party to this Agreement or to any other Finance Document.

“Properties” means jointly Zgorzelec Property and Leszno Site.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than two days, the Quotation Day will be the last of those days).

“Real Estate Agent” means a reputable real estate agent employed by the Lender at Borrower’s cost to market and sell the Properties.

“Reference Banks” means the principal offices of four banks selected by the Lender, among the banks upon which the Screen Rate is established.

“Relevant Interbank Market” means the London interbank market for payments in Euro.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

“Rent Collection Accounts” have the meaning given to them in the Facility Agreement.

“Repayment Date” means the last Business Day of each calendar month.

“Repeating Representations” means, each of the representations set out in Clauses from 11.1 (Status) to 11.10 (Title to assets).

“Restructuring” has the meaning given to it in Clause 3.1 (Restructuring).

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period and displayed on the appropriate page of the Reuters screen (currently being for Euro “EURIBOR”). If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by the Borrower or by some other person) of the Borrower to the Lender under each of the Finance Documents.

“Security” means a mortgage, charge, pledge, lien, transfer or assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Amendment Documents” has the meaning given to it in Clause 17.2(a) (Conditions precedent) of this Agreement.

“Security Documents” means the Security Documents as defined in the Facility Agreement and the Security Amendment Documents jointly.

“Sinking Fund” means, in relation to given calendar month, the amount equal to the aggregate of:

(a)	monthly Operating Costs as set out in the Budget together with applicable VAT;

(b)	monthly interest payments under the Facilities;

(c)	capital expenditures to be spent until the end of given calendar year as set out in the Budget;

(d)	agreed and confirmed gross costs connected with implementation of this Agreement specified in the Budget;

(e)	monthly payments of VAT Tax to be paid by the Borrower in given calendar month, in each case without double counting.

“Sinking Fund Account” means each of the following no-interest bearing dedicated technical accounts of the Lender kept by it for the purpose of maintaining the Sinking Fund with no maintenance cost to the Borrower:

(a)	account no 17 1090 1056 0000 0001 3292 6696 kept in PLN; and

(b)	account no 59 1090 1056 0000 0001 3279 2953 kept in EUR,

and “Sinking Fund Accounts” means both of them jointly.

“Subordinated Lender” has the meaning given to it under the Facility Agreement.

“Subordinated Loans” means any loans made to the Borrower by any Subordinated Lender.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

“Subordination Agreement” means the subordination agreement entered or to be entered into between the Borrower, the Subordinated Lenders and the Lender.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Term” means the period starting from the date of this Agreement and ending on December 30, 2016.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Security Documents.

“Undeveloped Leszno Site” means the real property located in Leszno, at Przemyslowa st., consisting of undeveloped plots of land nos. 1/7, 1/11, 1/13, 2/5, 2/7, 2/9 for which the District Court in Leszno, VI Land and Mortgage Division maintains mortgage book PO1L/00025235/7 and plot of land no. 1/12 for which the District Court in Leszno, VI Land and Mortgage Division maintains mortgage book PO1L/00037647/5.

“VAT” means value added tax as regulated by the applicable Polish legislation and any other tax of a similar fiscal nature whether imposed in Poland (instead of or in addition to value added tax) or elsewhere from time to time.

“Zgorzelec Property” means jointly the Land and the Building as defined in the Facility Agreement.

“ZP Facility” has the meaning given to it in Clause 2.1(a) (Outstanding amounts).

1.2.	Construction

(a)	Unless a contrary indication appears, any reference to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “disposal” includes any transfer, grant, lease assignment, sale, compulsory acquisition, compulsory sale or other disposal of, or the grant or creation of any interest derived from, any asset;

(iii)	a “Finance Document” (as defined in Clause 1.1) or any other agreement or instrument is a reference to that Finance Document as defined in Clause 1.1) or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(iv)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(v)	“control” means the power (whether by any ownership of social parts, proxy, contract, agency or otherwise) to (i) cast, or control the casting of 100% of the maximum number of votes that might be cast at a general meeting of a company; or (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of a company; or (iii) give directions with respect to the operating and financial policies of a company with which the director or other equivalent officers of a company are obliged to comply; or (iv) holding of 100% of the issued capital of a company (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; this includes subordinated indebtedness;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(ix)	a “certified copy” means a copy certified by a person or persons authorized to represent a relevant entity or certified by a public notary or (at the Lender’s discretion) a copy certified by an Lender’s employee;

(x)	a provision of law is a reference to that provision as amended or re-enacted;

(xi)	a time of day is a reference to Warsaw time; and

(xii)	the singular shall include plural and vice versa.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	An Event of Default is “continuing” if it has not been waived by the Lender.

1.3.	Currency Symbols and Definitions

“EUR” means the single currency unit of the Participating Member States.

“PLN” means the lawful currency unit of the Republic of Poland.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

2.	EXISTING FINANCIAL INDEBTEDNESS

2.1.	Outstanding amounts

The Lender and the Borrower confirm that they are parties to the Facility Agreement and that, in addition to the interest and other amounts payable under the Finance Documents, the outstanding principal amount of the Existing Financial Indebtedness as of the date of this Agreement is EUR 21,077,662.60 and includes:

(a)	principal amount of ZP facility equal to EUR 19,973,431,45 (“ZP Facility”); and

(b)	principal amount of LS facility equal to EUR 1,104,231.15 (“LS Facility”).

2.2.	Existing Security Documents

The Lender and the Borrower confirm that the security documents listed in Schedule 1 (Existing Security Documents) have been concluded or issued in connection with the Facility Agreement and that there are no other Security Documents (other than the Security Amendment Documents).

3.	RESTRUCTURING

3.1.	Restructuring

The Parties intend to restructure the Existing Financial Indebtedness by way of (only if applicable):

(a)	acceleration (no extension) of the Facilities;

(b)	implementing 100% cash sweep mechanism;

(c)	sale of shares in the Borrower to the Appointed Shareholder;

(d)	sale of the Properties; and

(e)	partial or full repayment of the Existing Financial Indebtedness;

hereinafter referred to as “Restructuring”.

3.2.	Other undertakings

In order to facilitate implementation of the Restructuring, the Borrower shall ensure achievement, on the terms set out in this Agreement:

(a)	commercialisation of Zgorzelec Property by way of renegotiation and rolling over of Occupational Leases expiring in 2016 in accordance with Clause 7.2 (Commercialisation of Zgorzelec Property);

(b)	reduction of operating costs of Zgorzelec Property and the Borrower that as implemented in the Budgets for 2015 and 2016 agreed with the Lender (Operational Cost Budget for 2016 attached hereto in Schedule 2); and

(c)	refinement of cash flow to improve liquidity of the Borrower and marketability of Zgorzelec Property, in particular by improvement of the occupancy of Zgorzelec Property and reduction of non-refundable costs.

4.	ACCELERATION AND PAYMENTS

4.1.	Acceleration

The Parties hereby agree that with the effect from the date of this Agreement:

(a)	the Facilities, together with interest and all other amounts accrued or outstanding under the Finance Documents remain overdue and payable; and

(b)	any commitment of the Lender to grant a Loan under the Facilities shall be cancelled.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

4.2.	Cash Sweep

(a)	The Borrower shall, on each Cash Sweep Date, apply 100% of its Excess Cash towards repayment of the Loan under the Facilities.

(b)	The repayment shall be applied as follows:

(i)	until Leszno Release Date, 80% of each payment will be applied towards repayment of principal under ZP Facility;

(ii)	until Leszno Release Date, 20% of each payment will be applied towards repayment of principal under LS Facility; and

(iii)	after Leszno Release Date, 100% of each payment will be applied towards repayment of principal under ZP Facility.

(c)	The Lender shall be irrevocably authorised to transfer from the Rent Collection Accounts and from the Current Accounts the amounts referred to in Clause 4.2(a) and (b) above.

4.3.	Sinking Fund

(a)	Until 20th day of each calendar month, the Borrower shall provide the Lender with calculation of the level of the Sinking Fund required in the following calendar month. For that purpose, the Lender shall provide the Borrower with the full amount of interest to be accrued in the following calendar month. The calculation of the Borrower may be corrected by the Lender in case it does not comply with this Agreement or the Budget.

(b)	The Borrower shall ensure (by way of ensuring collection of sufficient funds in the Accounts and by providing the Lender with transfer instruction to transfer funds from the Accounts to the Sinking Fund Account (PLN)) that until 25th day of each calendar month, the Sinking Fund Account (PLN) is credited with the amount of the Sinking Fund required for that calendar month.

(c)	The Lender shall be irrevocably authorised to transfer:

(i)	from the Rent Collection Account to the Sinking Fund Account (PLN) the amounts necessary to achieve the required level of the Sinking Fund; and

(ii)	from the Sinking fund Account (PLN) to the Sinking Fund Account (EUR) the amount required to perform the payment referred to in clause 4.3(g) below.

(d)	the Borrower shall request the Lender to release the funds deposited in the Sinking Fund Accounts as follows:

(iii)	on each Repayment Date, towards repayment of the Loan under the Facilities in the amount equal to monthly interest accrual under the Facilities (80% to be applied towards the Loan under the ZP Facility and 20% to be applied towards the Loan under the LS Facility and, after Leszno Release Date, 100% to be applied towards the Loan under the ZP Facility); and

(iv)	not more frequently than twice a month, to the unblocked General Account towards payment by the Borrower of the items specified in letters (a) and (c)-(e) of the definition of the Sinking Fund due and outstanding during that calendar month.

(e)	Each request referred to in letter (d) above is subject to the approval and/or corrections by the Lender in case it does not comply with this Agreement or the Budget. At a justified request of the Borrower and subject to this request related cost being reflected in the Budget, the Lender may release funds from an Account maintained in EUR required to cover items specified in letters (a) and (c)-(e) of the definition of the Sinking Fund due and outstanding during that calendar month.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(f)	The Lender shall apply funds released from the Sinking Fund to the Current Accounts and the Borrower shall apply the released funds exclusively for the purpose specified in its request and in accordance with the Budget.

(g)	On each Repayment Date the Lender shall be irrevocably authorised to transfer from the Sinking Fund Account (EUR) the amount equal to monthly interest accrual under the Facilities and apply it towards repayment of the Loan under the Facilities (80% to be applied towards the Loan under the ZP Facility and 20% to be applied towards the Loan under the LS Facility and, after Leszno Release Date, 100% to be applied towards the Loan under the ZP Facility), irrespectively whether the request of the Borrower referred to in Clause 4.3(d) above was delivered to the Lender or not.

5.	ASSET DISPOSAL PLAN

5.1.	General provisions

(a)	The Borrower and Leszno Plaza shall ensure that the Properties are sold on the terms and subject to conditions set out in this Agreement and apply net proceeds obtained from the sale towards repayment of the Secured Obligations. The obligations under this point (a) in regard of Leszno Site shall apply only until the earlier of: (i) Leszno Release Date; or (ii) the date of delivery of release letter releasing mortgages over Leszno Site in accordance with Leszno Escrow Agreement.

(b)	During the Term, each party shall promptly notify the other party of:

(i)	any potential purchasers of any of the Properties approached by the Lender, the Borrower (or Leszno Plaza) or who approached the Lender, the Borrower (or Leszno Plaza); and

(ii)	any offer received in respect of any of the Properties (providing with all details of such offers received).

(c)	In the event that:

(i)	by July 30, 2016 the Borrower fails to enter into a letter of intent or a preliminary purchase agreement in respect of Zgorzelec Property with an investor acceptable to the Lender; or

(ii)	any deadline set out in the Asset Disposal Plan, extended by additional cure period of 2 months, is not met,

then the Lender shall be permitted to employ, at the Borrower’s cost, the Real Estate Agent. The Real Estate Agent shall be employed pursuant to a triparty agreement between the Real Estate Agent, the Borrower and the Lender. The Lender shall not be responsible for any decisions or advice made by the Real Estate Agent concerning any of the Properties.

(d)	The Real Estate Agent shall be responsible for implementation of the Investment Memorandum, in particular for the sale of the Properties on the terms set out in the Investment Memorandum and this Agreement.

(e)	The Lender shall be obliged to release mortgages over the Properties (or part of them that is subject to sale) on the condition that:

(i)	such sale does not violate provisions of this Agreement;

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(ii)	terms of the sale ensure that that the sale price is received or secured prior to execution of the release statement by the Lender;

(iii)	the proceeds of the sale price are paid directly to a Sinking Fund Account (in case of sale of Zgorzelec Property) or to LS Sinking Fund Account (in case of sale of Leszno Site);

(iv)	the terms of the transaction are otherwise approved by the Lender,

provided that the mortgage over Leszno Site shall be also released in accordance with Clause 5.4(d) (Sale of shares in the Borrower and Leszno Release Date) if Leszno Release Conditions are satisfied or the release letter releasing mortgages over Leszno Site have been delivered in accordance with Leszno Escrow Agreement.

(f)	If Zgorzelec Property or the Properties jointly are sold by the end of the Term for the minimum net sale price of EUR 15,000,000 the Lender shall be obliged to release Security established in favour of the Lender to secure Lender’s receivables under Finance Documents.

(g)	If following the sale of the Properties in accordance with the terms of this Agreement and the Asset Disposal Plan any of the Secured Obligations remain outstanding, the Lender and the Borrower shall enter into negotiations with view to work out a tax deductible solution for the loss of the outstanding debt to be written-off by the Lender.

5.2.	Zgorzelec Property

(a)	The Borrower shall sell Zgorzelec Property by the end of the Term.

(b)	Minimum net asking price for Zgorzelec Property (or for Zgorzelec Property and Leszno Site jointly) shall not be lower than EUR 15,500,000. The Borrower shall not, without prior written consent of the Lender, sell Zgorzelec Property (or Zgorzelec Property and Leszno Site jointly) for net sale price lower than EUR 15,000,000 (as shall be reduced by any net proceeds received from the sale of Leszno Site that have been applied towards repayment of the Secured Obligations in accordance with Clause 5.3(f) below, if any).

(c)	The Borrower shall ensure that:

(i)	a letter of intent or a preliminary purchase agreement is executed with potential purchaser of Zgorzelec Property, on the terms and conditions as required under this Agreement, not later than by September 15, 2016; and

(ii)	the Properties are sold, on the terms and conditions as required under this Agreement, not later than by December 30, 2016.

(d)	All net proceeds received from the sale of Zgorzelec Property shall be applied as follows:

(i)	first, EUR 15,000,000 towards repayment of the Secured Obligations in connection with ZP Facility; and

(ii)	in case there is any surplus over the minimum net asking price for Zgorzelec Property (or for Zgorzelec Property and Leszno Site jointly) of EUR 15,000,000, then:

(i)	50% of such surplus shall be allocated towards repayment of ZP Facility and related financing costs;

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(ii)	in case the sale is made prior to Leszno Release Date, the remaining part of such surplus shall be applied first towards repayment of LS Facility and related financing costs, and in case the sale is made after to Leszno Release Date, the remaining part of such surplus shall be applied towards repayment of ZP Facility and related financing costs; and

(iii)	any remaining part of the surplus (if any) shall be released to the Borrower.

5.3.	Leszno Site

(a)	Until the end of the Term, Leszno Plaza shall be authorised to sell Leszno Site.

(b)	The Borrower shall (and shall ensure that Leszno Plaza will) use its best efforts to ensure that the minimum net sale price for Undeveloped Leszno Site shall not be lower than PLN 370 per sq. m. and shall ensure that the Undeveloped Leszno Site is not sold for net sale price lower than PLN 350 per sq. m. without prior written consent of the Lender.

(c)	The Borrower and Leszno Plaza shall ensure that the Developed Leszno Site maintains at all times (including after the sale of the Undeveloped Leszno Site) unlimited access to road, utilities and media, which shall be confirmed by Cushman & Wakefield Polska sp. z o. o. in its valuation report prepared at the cost of the Borrower and delivered to the Lender prior to the sale of the Undeveloped Leszno Site.

(d)	The Borrower and Leszno Plaza shall use their best efforts that not later than by the end of June 2016:

(i)	a preliminary purchase agreement for the sale of Leszno Site is executed by Leszno Plaza and purchaser and copy of it delivered to the Lender; and

(ii)	non-refundable downpayment (zadatek) in minimum amount of 5% of the gross purchase price is paid by the purchaser to the LS Sinking Fund Account.

(e)	The Borrower and Leszno Plaza shall use its best efforts that not later than by September 15, 2016:

(i)	a final property purchase agreement is executed for the sale of Leszno Site is executed by Leszno Plaza and purchaser and copy of it delivered to the Lender; and

(ii)	the remaining portion of the purchase price (outstanding after payment of the non-refundable downpayment) is paid by the purchaser to the LS Sinking Fund Account.

(f)	The Borrower and Leszno Plaza shall ensure that all net proceeds received from the sale of Leszno Site shall be applied as follows:

(i)	first, towards payment of maximum 2% of the purchase price towards gross brokerage fee to be retained by Leszno Plaza;

(ii)	second, towards sinking fund in the amount of PLN 320,000 to be retained by Leszno Plaza and used to cover any maintenance costs of Leszno Site (historical costs related to Leszno Site and future costs related to Developed Leszno Site), hereinafter “LS Sinking Fund”;

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(iii)	third, towards repayment of the Secured Obligations, where 80% shall be allocated towards repayment of Zgorzelec Facility and related financing costs and 20% shall be allocated towards repayment of Leszno Facility and related financing costs;

(iv)	any surplus to be released to Leszno Plaza.

The Lender shall be irrevocably authorised to apply proceeds received from the sale of Leszno Site in accordance with this Clause 5.3(f).

(g)	LS Sinking Fund shall be established prior to the sale of Leszno Plaza as a no-interest bearing dedicated technical account of the Lender (with no cost to the Borrower) as deposit for the Secured Obligations (“LS Sinking Fund Account).

(h)	After the LS Sinking Fund is established, the Borrower and Leszno Plaza shall provide the Lender, on a monthly basis until 25th day of each calendar month, monthly report showing utilisation of LS Sinking Fund against the Budget and shall ensure that the actual utilisation of LS Sinking Fund is applied solely in accordance with the Budget and shows no deviation against the Budget in excess of 5%.

(i)	Any deviation in actual utilisation of LS Sinking Fund against the Budget in excess of 5% or payment of any costs not included in the Budget shall result in:

(i)	an Event of Default; and

(ii)	application by the Lender of any remaining balance of LS Sinking Fund towards repayment of Leszno Facility and related financing costs, to which the Lender is hereby irrevocably authorised.

(1)	In case of sale of entire Leszno Site and in any case after Leszno Release Date, the restrictions on using of LS Sinking Fund shall cease to apply and the pledge shall be released by the Lender.

(k)	This Clause 5.3 (Leszno Site) shall apply only until the earlier of: (i) Leszno Release Date; or (ii) the date of delivery of release letter releasing mortgages over Leszno Site in accordance with Leszno Escrow Agreement.

5.4.	Sale of shares in the Borrower and Leszno Release Date

(a)	Subject to prior confirmation by the Lender on the decision to appoint the Appointed Shareholder as well as subject to a positive due diligence by the Appointed Shareholder, for the Leszno Site Release Date to occur, the Obligors shall ensure that, not later than September 15, 2016, the following conditions (“Leszno Release Conditions”) are met:

(i)	all shares in the Borrower, together with all Subordinated Loans, are sold to a third party appointed and approved by the Lender (the “Appointed Shareholder”) for a price of EUR 1;

(ii)	the Parent and the Appointed Shareholder will execute amendments to: (A) the share pledge agreement referred to in letter (c) of Schedule 1 (Existing Security Documents) of this Agreement; and (B) the security assignment agreement referred to in Clause 17(a)(ii) (Conditions precedent), pursuant to which the Appointed Shareholder shall assume all obligations and acquire all rights of the Parent under the said agreements;

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(iii)	the Appointed Shareholder will accede to the Subordination Agreement in the capacity of a Subordinated Lender;

(iv)	principal of LS Facility, however not less than EUR 1,104,231.15, is repaid from Leszno Deposit (any surplus of Leszno Deposit over outstanding LS Facility to be applied towards ZP Facility).

(b)	The Lender shall:

(i)	promptly confirm to the Borrower occurrence of Leszno Release Date;

(ii)	subject to no violation of the Cooperation Undertakings, exercise its best efforts to support acquisition by the Appointed Shareholder of the shares in the Borrower and the Subordinated Loans for a price of EUR 1 not later than by the Long Stop Date.

(c)	The Obligors undertake to comply with the Cooperation Undertakings.

(d)	Upon occurrence of the earlier of:

(i)	Leszno Release Date; or

(ii)	the Long Stop Date, but only provided that the Obligors have complied with the Cooperation Undertakings (other than those referred to in Clause 5.4(a)(i)-(iii)),

Leszno Plaza, the Ultimate Shareholder, the Parent and Plaza Centers Enterprises shall be released, in accordance with the terms and conditions of Leszno Escrow Agreement, from their obligations under the Security Documents to which they are parties, upon which they should cease to be Obligors (and cease to be committed in any other way) under any Finance Document. The Lender shall issue and deliver relevant release letter confirming the said release in accordance with Leszno Escrow Agreement. In case of release in event specified in Clause 5.4(d)(ii), the Parent shall remain to be a party to the share pledge agreement, the security assignment agreement and the Subordination Agreement.

(e)	The Obligors shall ensure that not later than July 4, 2016:

(iii)	Leszno Escrow Account is opened; and

(iv)	Leszno Deposit is fully paid to the Leszno Escrow Account.

For avoidance of any doubts, the Obligors confirm that Leszno Deposit shall be made as security for the Security Obligations and in consideration for release specified in Clause 5.4(d) above, with funds of the Parent or its Affiliate, expressly excluding any funds deposited or held by the Borrower or which the Borrower would be obliged to return (including under subrogation title).

(f)	Upon Leszno Release Date or on the Long Stop Date, Leszno Deposit shall be applied as follows:

(i)	first, towards repayment of LS Facility; and

(ii)	second, if any surplus is left, towards repayment of ZP Facility, in accordance with the terms and conditions of Leszno Escrow Agreement.

(g)	Upon Acquisition of the shares in the Borrower, the Appointed Shareholder shall become an Obligor, a Parent and a Subordinated Lender under the Facility Agreement and the Parent shall cease to be a Parent and a Subordinated Lender under all Finance Documents.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(h)	If on or before September 15, 2016:

(i)	Leszno Release Date does not occur; and

(ii)	the Borrower fails to enter into a letter of intent or a preliminary purchase agreement in respect of Zgorzelec Property with an investor acceptable to the Lender,

then:

(iii)	at the request of the Lender the Borrower shall appoint manager of Zgorzelec Property chosen by the Lender;

(iv)	the Lender shall have the right to appoint manager of Zgorzelec Property;

(v)	current administrator of the Property and management board of Zgorzelec Plaza shall withdraw from management of the Property (while liability of the management board towards the Lender which may result as a consequence of decisions taken by the appointed manager within ordinary scope of management shall be excluded – to which the management board members signed under this Agreement agree) and shall ensure that the manager of the Property referred to in point (iii) or (iv) has full access to the Property, in particular they shall not obstruct management of the Property by that appointed manager;

(vi)	remuneration to the management board of the Borrower shall be immediately limited to PLN equivalent of EUR 1000 monthly and their liability towards the Lender which may result as a consequence of decisions taken by the appointed manager within ordinary scope of management shall be excluded – to which the management board members signed under this Agreement agree (this should override any contrary terms of the Budget); and

(vii)	the Parties will immediately enter into good faith negotiations to agree on the terms and conditions of a restructuring action plan in respect of the Secured Obligations and transfer of shares in the Borrower (together with Subordinated Loans) to the Appointed Shareholder, whereas the negotiations shall be finished and completed by December 31, 2016.

(i)	The Parties intend that until December 31, 2016 the Parent shall cease to remain shareholder of the Borrower. In order to achieve this, prior to December 31, 2016, the Lender shall, subject to no violation of the Cooperation Undertakings, exercise its best efforts to support acquisition by the Appointed Shareholder of the shares in the Borrower and the Subordinated Loans for a price of EUR 1.

(j)	If on or before September 15, 2016 Leszno Release Date does not occur due to any purposeful misconduct, omission or obstruction by an Obligor and/or any of the Cooperation Undertakings is violated by an Obligor, the Guarantor shall promptly pay to the Lender a fee in the fixed amount of EUR 100,000 as agreed fixed reimbursement of efforts, costs and expenses related to negotiations and performance of this Agreement, including efforts, costs and expenses of the Appointed Shareholder related to acquisition of Borrower’s shares.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

6.	DISTRUBUTIONS

6.1.	Prohibition on payments

Subject to Clause 6.2 (Exceptions), the Borrower cannot pay, make or declare a dividend, redeem its shares or make any other distribution in respect of any of its financial years or repay any loan or to make any other payment to its Parent or Affiliate without the prior written consent of the Lender.

6.2.	Exceptions

Under the 2015 and 2016 Operational Cost Budget - Wages and Management line, but only as long as and for the actual period the Parent remains the sole shareholder of the Borrower, the Borrower can pay fees to the Managing Agent under the Management Agreement and to the Ultimate Shareholder (subject to the cost being reflected in the Budget), including brokerage fee for successful sale of Zgorzelec Property (in case the sale was purely arranged by Managing Agent without involvement of any sales agent (including the Real Estate Agent)), up to the higher of:

(a)	PLN 700,000 for 2015 (excluding site team costs (i.e. remuneration of the shopping mall manager and his assistant); and

(b)	PLN 633,944.34 for 2016 (as per Schedule 2 hereto),

provided that:

(c)	if the sale of Zgorzelec Property is not arranged by the Managing Agent, in particular if it is arranged by an external sales agent (including the Real Estate Agent) of the Borrower, then the limit specified above shall not include the amount of brokerage fee;

(d)	as long as the Budget for given year is not reviewed by the Budget Financial Monitor and approved by the Lender, the limit set out in Clause 6.2 shall apply; after the Budget is approved by the Lender, reconciliation from the beginning of the relevant year should be permitted subject to lack of negative impact on the liquidity and cash flow of the Borrower and further provided that the Excess Cash subject to cash made pursuant to Clause 4.2(a) on a given Cash Sweep Date is not lower (after taking into account the proposed reconciliation amount) than the interest service for given month;

(e)	no Independent External Management Agent is appointed pursuant to Clause 7.3 (Independent External Management Agent) nor external manager is appointed pursuant to Clause 5.4(h), however only subject to the period following the appointment of the External Management Agent or external manager; and

(f)	no new Event of Default has occurred after the date of this Agreement and is continuing.

In addition, as long as the Parent remains the sole shareholder of the Borrower, the Borrower may pay fees for bookkeeping to any service provided employed by the Parent up to the limits specified in the Budget approved by the Lender.

7.	ASSET COMMERCIALISATION AND MANAGEMENT OF THE PROPERTIES

7.1.	Lease criteria

(a)	The Borrower shall ensure that any lease agreement concluded in respect of Zgorzelec Property meets criteria set out in the Facility Agreement, in particular in Clause 21.31 (Occupational Leases).

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(b)	Structure of each new lease agreement (terms and conditions related to termination, triple-net, currency, security, rent) to be concluded in respect of Zgorzelec Property after the date of this Agreement shall be subject to Lender’s approval. Unless the Lender notifies to the Borrower with the Lender’s comments or questions to the Borrower’s request for such approval within 5 Business Days following the receipt of request for such approval, the new lease agreement shall be deemed approved by the Lender.

7.2.	Commertialisation of Zgorzelec Property

The Borrower shall use its best efforts that not later than at the maturity the term of all Occupational Leases expiring in 2016 are rolled over for new terms not shorter than their original terms.

7.3.	Independent External Management Agent

In case of any of the following:

(c)	the Management Agreement is terminated, repudiated or ceases to be effective;

(d)	the Budget approved by the Lender is exceeded by more than 10% calculated on the quarterly basis as per the annual Budget (any excess to be compensated with lower use of the budget in the following periods); or

(e)	the Borrower violates provisions of Clause 6 (Distributions),

the Borrower shall be obliged to employ, at its own cost, the Independent External Management Agent appointed by the Lender. Such Independent External Management Agent shall be employed pursuant to a triparty agreement between the Independent External Management Agent, the Borrower and the Lender (the “External Management Agreement”). The Lender and the Borrower shall not be responsible for any decisions or advice made by the Independent External Management Agent concerning Zgorzelec Property.

7.4.	Payment of Operating Costs and other expenditures

(a)	All Operating Costs in respect of the Properties shall be paid by the Borrower in accordance with the Budget approved by the Lender and in line with the positions specified in Schedule 2 (Budget for 2016).

(b)	Irrespective whether they are included or not in the Budget, any fit-outs, tenant incentives and capital expenditures require prior approval of the Lender. Unless the Lender notifies to the Borrower its comments or questions to its request for such approval within 5 Business Days, the request shall be deemed approved by the Lender.

(c)	The Borrower shall execute all its foreign currency transactions with the Lender.

(d)	The Borrower shall not enter into any hedging or other treasury transactions without prior written consent of the Lender.

7.5.	Reporting obligations

(a)	The Borrower shall provide the Lender, on bi-weekly basis, with reports on realisation of the Budget. Such reports shall include actual costs and expenditures of the Borrower against the Budget.

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(b)	The Borrower shall provide the Lender, on monthly basis not later than until 25th day of each subsequent calendar month, with a monthly report for each previous calendar month, containing:

(i)	Borrower’s actual profit and loss performance against the Budget;

(ii)	amount and quality (age and any overdue amounts) of Borrower’s receivables and liabilities; and

(iii)	progress report on the commercialisation of Zgorzelec Property and sale of the Properties.

(c)	The Borrower shall provide the Lender, not later than 6 months following end of each year, with audited, individual or consolidated financial statements of the Parent and the Ultimate Shareholder.

8.	INTEREST

8.1.	Calculation of interest

The rate of interest applicable to a Loan under Facility, from time to time for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2.	Payment of interest

The interest shall accrue during the Term and shall be payable in full on the last day of the Term.

9.	INTEREST PERIODS

9.1.	Interest Periods

The period for which a Loan under Facility is outstanding shall be divided into successive three month Interest Periods.

9.2.	Changes to Interest Periods

The Lender and the Borrower may enter into such other arrangements as they may agree for the determination and adjustment of Interest Periods.

9.3.	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the first preceding Business Day.

10.	FEES, COSTS AND EXPENSES

10.1.	Bank Guarantee Fund fee

The Borrower shall, within 3 (three) Business Days of demand, reimburse the Lender for all amounts evidenced as paid by a Lender in connection with the Loans to the Bank Guarantee Fund, the European Central Bank or any similar regulatory authority.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

10.2.	Transaction costs and expenses

(a)	The Borrower shall promptly on demand pay the Lender or cover the amount of all documented costs and expenses by direct payment of invoices issued by relevant third parties or the Lender (i.e. registration, notarization, translation fees and costs and agreed with the Borrower advisory fees and costs, and all other documented expenses incurred by the Lender (and value added tax thereon)) in connection with the negotiation, preparation, printing, execution, and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Security Amendment Documents; and

(ii)	any other Finance Documents executed after the date of this Agreement, on the terms agreed in separate engagement letter(s) (if applicable).

(b)	The Borrower shall directly cover or promptly on demand pay the Lender the amount of all agreed documented costs and expenses incurred in respect of the Restructuring (on the terms agreed in separate engagement letter(if applicable)):

(i)	for works and assistance of the Budget Financial Monitor in connection with reviewing of the Budget for 2015 and 2016 once;

(ii)	for works and assistance of the Real Estate Agent;

(iii)	for works of the Lender’s Legal Advisor in connection with the Restructuring, including preparation of the Legal Report, this Agreement and the Security Amendment Documents and issuing legal opinions contemplated under this Agreement; and

(iv)	translation costs and expenses.

10.3.	Enforcement and preservation costs

The Borrower shall, within five days of demand, pay to the Lender the amount of all documented costs and expenses (including but not limited to legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

11.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 11 to the Lender.

11.1.	Status

(a)	It is a limited liability company duly organised and existing under the laws of the Republic of Poland.

(b)	It has the power to own its assets and carry on its business as it is presently being conducted.

11.2.	Binding obligations

Subject to due registration of each Finance Document creating registrable security in accordance with the relevant laws, the obligations expressed to be assumed in each Finance Document by it and any other party thereto, are legal, valid, binding and enforceable obligations; and in each Security Document, validly create a first ranking Security of the type described, and over the assets to which it is expressed to apply, in the relevant Security Document and accurately evidences that Security.

11.3.	Non-conflict with other obligations

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and shall not conflict with:

(a)	any law or regulation applicable to it;

(b)	its Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

11.4.	Power and authority

(a)	Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a Party and the transactions contemplated by those Finance Documents and to implement the Restructuring.

(b)	No limit on any Obligor’s powers will be exceeded as a result of the borrowing, grant of Security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

11.5.	Validity and admissibility in evidence

All Authorisations required:

(a)	to carry on its business activity;

(b)	to enable each Obligor to lawfully enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a Party; and

(c)	to make the Finance Documents to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

11.6.	Deduction of Tax

No Obligor is required under the laws of Poland or to the best of its knowledge elsewhere to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

11.7.	No filing or stamp taxes

Under the laws of Poland, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, except for:

(a)	the registration of mortgages in the relevant land and mortgage books (and the tax on civil law transactions payable in respect thereof); and

(b)	the registration of registered pledges in the register of registered pledges.

11.8.	No misleading information

(a)	Any factual information provided by the Borrower, either on its behalf or on behalf of each Obligor:

(i)	to the Lender in relation to the Restructuring and any of the Finance Documents;

(ii)	to the Lender’s Legal Advisors in connection with the Restructuring, including preparation of the Legal Report, this Agreement and the Security Amendment Documents and issuing legal opinions contemplated under this Agreement; and

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(iii)	to the Budget Financial Monitor in connection with reviewing of the Budget and preparation of the reports contemplated under this Agreement;

(iv)	to the Real Estate Agent in relation to the Properties; and

(v)	any other advisors preparing any opinion, advice or report in connection with the Restructuring addressed to the Lender or which can be relied upon by the Lender, is, in each case, true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

(b)	To the best of the Borrower’s knowledge (after having made due inquiry and verification), any opinions, forecasts and projections made by or on behalf of each Obligor and provided to the Lender have been prepared as at their date, on the basis of recent historical information, and on assumptions believed by an Obligor to be fair and reasonable.

(c)	To the best of the Borrower’s knowledge (after having made due inquiry and verification), no Obligor knowingly withheld or any information which if disclosed may be expected to adversely affect the decision of the Lender considering whether or not to approve the Restructuring.

11.9.	Budget

The Budget:

(a)	is based on assumptions and information as to all legal and factual matters which is reasonable and reliable, true and accurate; and

(b)	does not omit any fact or circumstance known to the Borrower, the omission of which the Borrower knows or should know, renders the Budget inaccurate or misleading in any material respect.

11.10.	Title to assets

Except as disclosed in this Agreement:

(a)	The Borrower is under the control of the Parent and the Parent owns directly 100% of the shares of the Borrower.

(b)	The Borrower is the sole and only owner of Zgorzelec Property.

(c)	Leszno Plaza is the sole and only holder of perpetual usufruct right to the Leszno Site the sole owner of building located on the Developed Leszno Site.

11.11.	Repetition

The Repeating Representations set out in this Clause 11 shall be deemed to be repeated by the Borrower and by Leszno Site by reference to the facts and circumstances then existing on the date of this Agreement and on the first day of each Interest Period.

12.	EVENTS OF DEFAULT

In addition to the events or circumstances set out in Clause 22 (Events of Default) of the Facility Agreement, each of the events or circumstances set out in this Clause 12 is an Event of Default.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

12.1.	Non-payment

An Obligor fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified in any Finance Document unless:

(a)	such failure to pay is caused by administrative or technical error, and

(b)	such payment is made within 2 Business Days of its due date.

12.2.	Misrepresentation

Any representation or statement made by the Borrower in any Finance Document or in any notice or other document, certificate or statement delivered by it or on its behalf pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

12.3.	Asset Disposal Plan

Any requirement of the Asset Disposal Plan is not satisfied within deadlines provided therein.

12.4.	Other obligations

An Obligor does not comply with any provision of this Agreement or any of the Finance Documents.

12.5.	Management Agreement and External Management Agreement

The Management Agreement or the External Management Agreement is amended or terminated without prior written consent of the Lender (such consent not to be unreasonably withheld in case the proposed amendment does not violate the Finance Documents and does not have negative impact on the Budget).

12.6.	Creditors’ process

(a)	Subject to Clause 12.6(b) below, any attachment, sequestration, distress or execution affects any assets of the Borrower or Leszno Plaza

(b)	Any attachment or seizure in excess of PLN 50,000 affects any Current Account of the Borrower.

12.7.	Compulsory purchase

Any part or interest of the Borrower or Leszno Plaza in the Properties is compulsorily purchased or is otherwise nationalised or otherwise expropriated.

12.8.	Disposal

Any of the Properties or any part thereof is disposed by the Borrower or Leszno Plaza without prior written consent of the Lender.

12.9.	Change in ownership or control

(a)	The Parent ceases to own 100% of the shares in the Borrower otherwise than with the prior written consent of the Lender.

(b)	The Ultimate Shareholder ceases to own 100% of the shares in Leszno Plaza otherwise than with the prior written consent of the Lender.

12.10.	Insolvency and Rescheduling

(a)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments of any of its debts.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(b)	The Borrower commences negotiations (other than in ordinary course of its business) with any one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	A moratorium or an analogous procedure is declared in respect of any indebtedness of the Borrower.

12.11.	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise or arrangement with any creditor of the Borrower in respect of its debts;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or their assets; or

(d)	any analogous procedure or step is taken in any jurisdiction.

12.12.	Cross default

Any Event of Default under this Agreement shall constitute an Event of Default under the Facility Agreement.

12.13.	Consequences of an Event of Default

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrower, without prejudice to any of its rights and remedies under the Facility Agreement:

(a)	subject to 30 days’ notice period (or, in case of an Event of Default specified in Clause 12.10 (Insolvency and Rescheduling) or in clause 12.11 (Insolvency Proceedings), 7 days’ notice period), terminate this Agreement;

(b)	request the Borrower to present a plan for the remedying of the Event of Default within a specified period of time; and/or

(c)	request the Borrower to take specific action, assume specific obligation or institute specific procedures.

12.14.	Withheld enforcement

The Lender will refrain from any enforcement actions under the Security Documents (other than obtaining enforceability clause on the new submission to execution delivered by the Borrower in accordance with Clause 17.2(a)(i) below) as long as:

(a)	the Borrower complies with all provisions of Clause 5 (Disposal Plan) and Clause 7 (Asset Commercialisation and Management of the Properties); and

(b)	no new Event of Default has occurred after the date of this Agreement.

13.	ASSIGNMENTS AND TRANSFERS BY THE LENDER

The Lender may:

(a)	assign any of its rights; or

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(b)	transfer, or otherwise dispose of, any of its rights and obligations, under this Agreement and the Security Amendment Documents (including any Security created under the Finance Documents) to another reputable bank or financial institution which is regularly engaged in making, purchasing or investing in loans, securities or other financial assets, or, if the Loan has been terminated and accelerated, to any person.

14.	CHANGES TO THE OBLIGORS

The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement.

15.	DISCLOSURE OF INFORMATION

The Lender may disclose the Confidential Information to:

(a)	any of its Affiliates

(b)	to (or through) whom it assigns transfers or disposes of (or may potentially assign, transfer or dispose of) all or any of its rights and obligations under the Finance Documents;

(c)	with (or through) whom it enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents any Obligor and any party to the Finance Documents;

(d)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(e)	to potential purchasers of the Properties or any part of them;

(f)	to the Budget Project Monitor, the Real Estate Agent, the Lender’s Legal Advisor or any of their successors or any entity replacing them.

16.	NOTICES

Any communication to be made under or in connection with this Agreement shall be made in accordance with Clause 32 (Notices) of the Facility Agreement.

17.	ENTRY INTO EFFECT

17.1.	Effective Date

This Agreement shall enter into effect on the Effective Date.

17.2.	Conditions precedent

As a condition to the Effective Date, however not later than July 4, 2016, the Borrower shall deliver to the Lender (or ensure and support that it is delivered to the Lender), in the form and substance satisfactory to it:

(a)	the following amendments or new Security Documents (the “Security Amendment Documents”):

(i)	new Submission to Execution executed by the Borrower pursuant to article 777 of the Code of Civil Procedure;

(ii)	security assignment agreement executed by each Subordinated Lender and the Lender pursuant to which each Subordinated Lender:

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(i)	discloses and confirms all Subordinated Loans made to the Borrower; and

(ii)	unconditionally assigns to the Lender, by way of security, its monetary receivables under the Subordinated Loans;

(iii)	new power of attorney to the Accounts together with instruction to block the Accounts, except General Account which shall be unblocked as long as no new Default has occurred after the date of this Agreement;

(b)	a current copy of the Constitutional Documents of each Obligor, certified by an in- house legal counsel of that Obligor to be true, complete and up to date;

(c)	to the extent required by applicable law or corporate documents of the Obligors, a copy of a binding and valid resolution or resolutions of the shareholders and management board / directors of each Obligor being party to this Agreement or to a Security Amendment Document, approving the terms and authorizing the execution of execution this Agreement or to a Security Amendment Document to which such Obligor is a party;

(d)	a legal opinion of the Lender’s Legal Adviser confirming that this Agreement and the Security Amendment Documents governed by Polish law, if being duly executed, are valid, binding and enforceable;

(e)	a new valuation report to be drafted by an appraiser appointed and instructed by the Lender or an update of the most recent valuation report accepted by the Lender and drafted by an appraiser appointed by the Lender — for both any cost and/ or fees to be borne by the Borrower;

(f)	financial accounts of the Borrower for 2015 (including the auditor’s report if/ when available), Q1 2016 (Balance Sheet and Profit & Loss Account),

(g)	current rent roll with detailed information on the ongoing commercialization process (vacant spaces, any potential new tenants and lease terms achievable, forecast for rolling over the lease contracts expiring in 2016);

(h)	the Asset Disposal Plan;

(i)	each power of attorney referred to in Clause 5.1(c) (General provisions) of this Agreement;

(j)	evidence that the Sinking Fund Accounts have been opened and have no negative balance.

17.3.	Not later than July 8, 2016, the Borrower shall deliver to the Lender (or ensure and support that it is delivered to the Lender), in the form and substance satisfactory to it, a legal opinion of legal advisors to the Borrower as to the laws of Poland, addressed to the Lender confirming their status, capacity and that this Agreement and the Security Amendment Documents to which it is a party have been duly executed and authorised by it.

17.4.	Not later than July 8, 2016, the Borrower shall deliver to the Lender (or ensure and support that it is delivered to the Lender), in the form and substance satisfactory to it, a legal opinion of legal advisors to any Obligor incorporated under laws other than Polish law, as to the laws of its incorporation, addressed to the Lender confirming its status, capacity and that the Security Amendment Documents to which it is a party have been duly executed and authorised by it.

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

18.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

19.	FINANCE DOCUMENTS AND RELATION TO THE FINANCE DOCUMENTS

19.1.	This Agreement and each Security Amendment Document shall constitute a Finance Documents within the meaning of the Facility Agreement.

19.2.	Each Security Amendment Document shall constitute a Security Documents within the meaning of the Facility Agreement.

19.3.	The Facility Agreement (including affirmative and negative covenants) and the Existing Security Documents shall continue to be in full force and effect to the extent not amendment or replaced by this Agreement or the Security Amendment Documents.

19.4.	In case of conflict of between the provisions of the Facility Agreement and this Agreement, this Agreement shall prevail.

19.5.	Clauses 12 (Tax Gross Up and Indemnities), 13 (Increased Costs), 14 (Other Indemnities), 25 (Administration), 26 (Set-Off), 27 (Calculation and Certificates) shall apply mutas mutandis to this Agreement.

20.	AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived only in writing by all Parties to it.

21.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Documents.

22.	GOVERNING LAW

This Agreement is governed by Polish law.

23.	JURISDICTION

Any dispute (a “Dispute”) arising out of or in connection with this Agreement, including a dispute relating to non-contractual obligations arising from or in connection with this Agreement or any question regarding its existence, validity, or termination in respect of which an amicable settlement has not been reached, shall be finally settled by the courts having jurisdiction over Śródmieście district of the capital city of Warsaw. The court referred to in this Clause 23 shall have exclusive jurisdiction in the context of any Dispute.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

SCHEDULE 1

EXISTING SECURITY DOCUMENTS

(a)	Statement of the Borrower on establishment of capped mortgages, dated November 5, 2008, in the form of notarial deed (Repertory A No. 5128/2008 made before Agnieszka Kacprzycka - the notary in Warsaw); as amended by the statement of the Borrower on the change of the capped mortgages, dated August 5, 2009, in the form of notarial deed (Repertory A No. 4159/2009 made before Joianta Niedziela - the notary in Warsaw).

(b)	Statement of Leszno Plaza sp. z o. o., having its registered office in Warsaw, at 7 TaSmowa Street, 02-677 Warsaw (“Leszno Plaza”) on establishment of mortgage (oświadczenie o ustanowieniu hipoteki), dated May 21, 2012, pursuant to which Leszno Plaza granted mortgage in favour of the Lender, in form of a notarial deed under Rep. A no. 2962/2012, as amended by the statement of Leszno Plaza on changing of a mortgage (oświadczenie o zmianie hipoteki), dated July 20, 2012, in form of a notarial deed under Rep. A no. 4379/2012 and by the statement of Leszno Plaza on changing of a mortgage (oświadczenie o zmianie hipoteki), dated January 30, 2013, in form of a notarial deed under Rep. A no. 684/2013.

(c)	The agreement on establishment of the registered and financial pledges over shares in the share capital of the Borrower concluded on November 5, 2008, between the Lender, the Ultimate Shareholder and the Lender, amended by annex no. 1 dated July 2, 2009, annex no. 2 dated May 21, 2012 and annex no. 3 dated August 2, 2012 (pursuant to which the Parent acceded to the share pledge agreement and the Ultimate Shareholder was released from the share pledge agreement), together with related power of attorney.

(d)	Subordination agreement concluded on November 5, 2008, between the Lender, the Borrower, the Ultimate Shareholder and PLAZA CENTERS ENTERPRISES B.V., having its registered office in Amsterdam, at Amstelveen, at Oostelijk Halfrond 98, 1183GC Amstelveen, the Netherlands, registered in the Chamber of Commerce for Amsterdam under number 34281588, as amended by annex no. 1 dated May 21, 2012 and annex no. 2 dated August 2, 2012 pursuant to which the Parent acceded to the subordination agreement).

(e)	The guarantee agreement concluded on May 21, 2012, between the Lender, the Borrower and the Ultimate Shareholder, as amended by annex no. 1 dated August 2, 2012 (pursuant to which the Parent acceded to the guarantee agreement).

(f)	Statement of the Parent on voluntary submission to execution included in the notarial deed dated August 29, 2012 made before notary public Agnieszka Kacprzycka under Rep. A no. 5188/2012.

(g)	The agreement on establishment of registered and financial pledges over bank accounts’ rights concluded on November 5, 2008 between the Lender and the Borrower, as amendment by annex no. 1 dated July 2, 2009 and annex no. 2 dated May 21, 2012,

(h)	The following powers of attorney to accounts granted by the Borrower to the Lender: dated November 5, 2008 and dated July 2, 2009.

(i)	The security assignment agreement concluded on November 5, 2008 between the Lender and the Borrower, as amended by annex no. 1 dated May 21, 2012.

(j)	The guarantee agreement, dated November 5, 2008, concluded between Lender, the Ultimate Shareholder and the Borrower.

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

(k)	The voluntary submission to enforcement of the Ultimate Shareholder in favour of the Lender, dated July 2, 2009, made in the form of notarial deed (Repertory A No. 2745/2009 made before Agnieszka Kacprzycka — the notary in Warsaw).

(1)	Statement on the voluntary submission to execution of the Borrower in favour of the Lender, dated November 5, 2008, issued pursuant to article 97 of the banking law

(m)	Statement on the voluntary submission to execution of the Borrower in favour of the Lender, dated July 2, 2009, issued pursuant to article 97 of the banking law.

(n)	Commitment agreement, dated August 5, 2009, between the Borrower and the Lender, in the form of notarial deed (Repertory A No. 4163/2009 made before Jolanta Niedziela — the notary in Warsaw).

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IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

SCHEDULE 2

OPERATIONAL COST BUDGET FOR 2016

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date first written.

BANK ZACHODNI WBK S.A.

By:
Name:
Position:
Date:

By:
Name:
Position:
Date:

For and on behalf of ZGORZELEC PLAZA SP. Z O. O.

By:	/s/ Dori Keren
Name:	Dori Keren
Position:	Management Board Member
Date:	June 28, 2016

By:	/s/ Joanna Jasinska
Name:	Joanna Jasinska
Position:	Management Board Member
Date:	June 28, 2016

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

For and on behalf of LESZNO PLAZA SP. Z O. O

By:	/s/ Dori Keren
Name:	Dori Keren
Position:	Management Board Member
Date:	June 28, 2016

By:	/s/ Karina Zientek
Name:	Karina Zientek
Position:	Management Board Member
Date:	June 28, 2016

For and on behalf of PLAZA CENTERS N.V.

By:	/s/ Dori Keren
Name:	Dori Keren
Position:	Attorney-in-fact
Date:	June 28, 2016

For and on behalf of PLAZA CENTERS ENTERPRISES B.V.

By:	/s/ Dori Keren
Name:	Dori Keren
Position:	Attorney-in-fact
Date:	June 28, 2016

For and on behalf of PLAZA CENTERS POLISH OPERATIONS B.V.

By:	/s/ Dori Keren
Name:	Dori Keren
Position:	Attorney-in-fact
Date:	June 28, 2016

DEBT REPAYMENT AGREEMENT

IN RELATION TO THE FINANCING OF ZGORZELEC PLAZA

For and on behalf of management board members of the Borrower, we accept Clause 5.4(h)(vi).

By:	/s/ Dori Keren
Name:	Dori Keren
Position:	President of the management board of the Borrower
Date:	June 28, 2016

By:	/s/ Joanna Jasinska
Name:	Joanna Jasinska
Position:	Member of the management board of the Borrower
Date:	June 28, 2016